Exhibit 5.1

1345 Avenue of the Americas New York, NY 10105 Telephone: (212) 370-1300 Facsimile: (212) 370-7889 www.egsllp.com May 6, 2022

Air Industries Group

1460 Fifth Avenue

Bay Shore, New York 11706

Re:	Air Industries Group

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Air Industries Group, a Nevada corporation (“AIG”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of AIG’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”) relating to the registration of 1,000,000 shares (the “Shares”) of AIG’s common stock, par value $0.001 per share, issuable pursuant to the Air Industries Group 2022 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles of Incorporation of AIG, as amended to date, (ii) the Bylaws of AIG, (iii) the Plan, (iv) the Registration Statement, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of AIG, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of AIG and others and of public officials.

Based on the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares to be issued pursuant to the terms of the Plan, when issued, delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Nevada and the federal laws of the United States of America, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdictions.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP